EXHIBIT 10(e)(27)

Management Incentive Program for 2020 (2020 MIP)

Under the 2020 MIP, executive officers of the Company are eligible to receive performance related annual cash payments. Payments are, in general, only made if performance objectives established by the Compensation Committee of the Board of Directors (the “Committee”) are met.

The Committee previously approved incentive opportunities for 2020, expressed as a percentage of base salary for each participating officer. The Committee also established overall threshold, target and maximum performance metrics and payout ranges for the 2020 MIP. Financial performance measures and weightings were: Absolute Revenue (unadjusted for currency) (weighted at one-third), Adjusted Operating Margin (weighted at one-third) and Free Cash Flow (weighted at one-third). The Committee maintains the authority to increase or decrease an award based on individual performance.

The performance against the 2020 MIP goals was as follows: Absolute Revenue, Adjusted Operating Margin and Free Cash Flow were below threshold.